Exhibit 99.1

iMergent Provides Update on Australia Litigation

PHOENIX, Dec. 16, 2009 (GLOBE NEWSWIRE) -- iMergent, Inc. (AMEX:IIG), a leading provider of eCommerce software, site development, web hosting and search engine optimization for businesses and entrepreneurs, today announced that the Federal Court of Australia, New South Wales, entered Orders which confirmed a partial settlement between the Australian Competition and Consumer Commission (ACCC) and iMergent (Company). The settlement entered resolves issues including matters related to the manner in which sales disclosures are made in Australia, compensation of Australian purchasers and all fees and costs incurred by the ACCC relating to the legal proceeding  which occurred prior to December 1, 2009.

The ACCC had in a 2007 action alleged violations of a prior settlement. The suit alleged that the Company had (i) failed to notify the ACCC of seminars held in Australia; (ii) failed to provide copies of tapes of seminars to the ACCC when requested; (iii) failed to notify purchasers of the three-day cooling-off period (right to rescind); and (iv) failed to provide certain disclosures relating to the software, which were enumerated in the previous agreement. The ACCC also alleged that the prior sales offer used by the Company in its Workshops, whereby the Company compared the price of the software package sold at the Workshop to a list price available to attendees for 90 days (the “90 day offer”) was deceptive.

At the time the ACCC commenced proceedings in 2007, it sought a temporary injunction barring the Company from doing business in Australia. The Court declined to enter such an injunction but did enter temporary Orders, which among other things required the Company to make certain statements at workshops, notify the ACCC of events and maintain tapes of events. The Company has since held Workshops in Australia and complied with the temporary Orders.

In the settlement, the Company and the ACCC agreed to Orders which extend the temporary orders for two years. The Company also agreed to a total payment of approximately $800,000 (USD) to be applied by the ACCC to its legal costs and to any compensation claims that might be brought by purchasers of StoresOnline products. The ACCC retains the discretion to determine what portion of the fees is used for each particular purpose.  The Court reserved ruling on the issue if the 90 day offer was deceptive, which the Company emphatically denies.

Jeff Korn, iMergent Chief Legal Officer, said, "We carefully considered our options on this matter.  The Company had to weigh the high cost of a trial to demonstrate our position that the ACCC was incorrect about the alleged violations versus the much lower cost of a settlement.  Furthermore, it would have been necessary to send our Workshop team members to testify in Australia, which would have substantially disrupted our sales events in the United States and ultimately reduced our sales efforts.  That coupled with the fact that there most likely would have been an award of fees and potential reimbursement to purchasers led us to the conclusion that it was more cost effective to settle the issues of reimbursement to purchasers, the manner in which disclosures are made to prospects and pay the costs and fees to the ACCC through December 1, 2009.  The Court continues to retain jurisdiction to determine if the 90 day offer was deceptive, which the Company emphatically denies.

We have already previously reserved over 90% of the Settlement.   This decision allows us to continue to hold sales events in Australia under Orders we have been able to fully comply with and puts substantial certainty on the financial aspects of the matter.   We have made substantial changes and improvements in the manner in which we sell our product and have discontinued the 90 day offer.   This settlement goes a long way in our continued efforts to aggressively work to resolve all legacy complaints which affect iMergent.  We continue to stand ready to satisfy any legitimate customer or regulatory concerns."

Steven G. Mihaylo, iMergent's Chief Executive Officer, said, "We are thankful that we have been able to find a resolution to most of the  long standing issues with the Australian Government.  I am pleased with the work that our team did to resolve the numerous legal and presentation issues we faced only a year ago. The changes we have made and are continuing to make have resulted in substantive improvements to our products and the experience of our customers.”

About iMergent

iMergent provides eCommerce solutions to entrepreneurs and businesses enabling them to market and sell their business products or ideas via the Internet. The company sells its proprietary software and training services which help users build Internet strategies to allow entrepreneurs and businesses to market and sell their products, accept online orders, analyze marketing performance and manage pricing and customers over the Internet. In addition to software and training, iMergent offers site development, web hosting and search engine optimization (SEO). iMergent, StoresOnline and Crexendo Business Solutions, Inc. are trademarks of iMergent, Inc.

Safe Harbor Statement

This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "will" and other similar statements of expectation identify forward-looking statements. Specific forward-looking statements in this press release include information about iMergent, (i) being put in the position of requiring attendance in Australia of Workshop team members, (ii) deciding to settle as there would have been an award of fees and potential reimbursement to purchasers, (iii) having settled the issues of reimbursement to purchasers, the manner in which disclosures are made and costs and fees to the ACCC to December 1st, 2009, (iv) settlement allowing the Company to continue to hold sales events in Australia under Orders which it has been able to fully comply with, (v) having made substantial changes and improvements in the manner in which it sells product, (vi) having  discontinued the 90 day offer but defending  that there was no deceptive intent in the 90 day offer, (vii) continuing to stand ready to satisfy any legitimate customer or regulatory concerns, (viii) settlement going a long way in its continued efforts to aggressively work to resolve all legacy complaints,  (ix) resolving numerous legal and sales presentation issues faced only a year ago and (x) changes made and are continuing to make resulting in substantive improvements to its products and the experience of its customers.

For a more detailed discussion of risk factors that may affect iMergent's operations and results, please refer to the company's Form 10-K for the year ended June 30, 2009, and the Form 10-Q for the period ended September 30, 2009. These forward-looking statements speak only as of the date on which such statements are made, and the company undertakes no obligation to update such forward-looking statements, except as required by law.